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                                                                    Exhibit 99.1

[SEMCO ENERGY LOGO]                                                       NEWS
1411 Third Street, Suit A                                                RELEASE
 Port Huron, MI 48060

FOR IMMEDIATE RELEASE

ANALYSTS CONTACT: THOMAS CONNELLY
Director Treasury and Investor Relations
Phone: 248-458-6163

MEDIA CONTACT: TIMOTHY LUBBERS
Director of Marketing and Corporate Communications
Phone: 810-887-4208

          SEMCO ENERGY ANNOUNCES CLOSINGS OF REPURCHASE AGREEMENT FOR CONVERTIBLE PREFERENCE STOCK AND OFFERING OF NEW CONVERTIBLE
                                PREFERRED STOCK

      PORT HURON, MI, MARCH 15, 2005 - SEMCO ENERGY, INC. (NYSE: SEN) announced today that it has closed an offering of 325,000 shares of its 5% Series B Convertible Cumulative Preferred Stock, generating gross proceeds to the Company of $65 million, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Act") and to persons in offshore transactions in reliance on Regulation S under the Act. SEMCO also has granted the initial purchasers a 30-day option to purchase up to an additional 25,000 shares of preferred stock in connection with the offering.

      Concurrently with the closing of the offering, on March 15, 2005, SEMCO also closed the repurchase from an affiliate of k1 Ventures Ltd. of all of the outstanding and issued shares (52,542.94) of SEMCO's 6% Series B Convertible Preference Stock and warrants to purchase 905,565 shares of SEMCO's common stock. The aggregate purchase price under the repurchase agreement was $60 million. SEMCO used $60 million of the proceeds from the preferred stock offering to complete the repurchase.

      Additionally, the members of SEMCO's Board of Directors appointed by the affiliate of k1, Jeffrey A. Safchik and Sherry A. Stanley, have resigned from the Board.

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      "We want to thank Jeff and Sherry for their dedication and contributions to SEMCO ENERGY," said George A. Schreiber, Jr., SEMCO ENERGY, Inc. President and Chief Executive Officer. "Their perspective and insight will be missed and we wish them well in all their future endeavors."

      Additional proceeds from the offering beyond those used in connection with the repurchase of the preference stock will be used to repurchase, redeem, repay or retire junior capital and other existing subordinated indebtedness or for general corporate purposes.

      This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. These securities have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

      SEMCO ENERGY, Inc. distributes natural gas to approximately 398,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

      The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

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